Exhibit 3.127
AGG. PV CHG. FR: 2,000,000 TO $1,400,000
F I L E D
stamp
NOV 30 1973     A139047
stamp and signature
AGREEMENT OF MERGER
     This Agreement of Merger, dated October 12, 1973, between Seven Up Bottling Company of San Francisco, a California corporation, and Seven Up Bottling Company of Oakland, a California corporation.
     WHEREAS Seven Up Bottling Company of San Francisco is a corporation organized and existing under and by virtue of the laws of the State of California and having an authorized capitalization as follows: Ten thousand shares of its common stock having a par value of One Hundred Dollars and a total par value of One Million Dollars, all of which have been issued, and Ten thousand shares of preferred stock with a par value of One Hundred Dollars and a total value of One Million Dollars, none of which have been issued and which it is proposed to eliminate by amendment to the Articles of Incorporation as hereinafter set forth and;
     WHEREAS Seven Up Bottling Company of Oakland is a corporation organized and existing under and by virtue of the laws of the State of California and having an authorized capitalization as follows: the corporation is authorized to issue only one class of shares of stock, the total number of said shares is Five thousand and the aggregate par value of all shares if Five Hundred Thousand Dollars and the par value of each share is One Hundred Dollars and;
     WHEREAS, the Board of Directors of Seven Up Bottling Company of San Francisco and Seven Up Bottling Company of Oakland, the parties hereto, deem it desirable and in the best interests of the corporations and their shareholders that Seven Up Bottling Company of Oakland be merged into Seven Up Bottling Company of San Francisco;
     NOW THEREFORE, in consideration of the premises and the mutual promises and covenants, and subject to the conditions, herein set forth, the constituent corporations agree as follows:
     1.  The constituent corporations shall be merged into a single corporation by Seven Up Bottling Company of Oakland merging into and with Seven Up Bottling Company of San Francisco, the Surviving Corporation, which shall survive the merger, pursuant to the provisions of the separate corporate existence of Seven Up Bottling Company of Oakland shall cease and the Surviving Corporation shall become the owner, without other transfer, of all the rights and property of the constituent corporations, and the Surviving Corporation shall become subject to all the debts and liabilities of the constituent corporations in the same manner as if the Surviving Corporation had itself incurred them.
     2.  The name of the Surviving Corporation shall be Seven Up Bottling Company of San Francisco. The purposes, county where the principal office for the transaction of business shall be located, number of directors, and the capital stock of the Surviving Corporation shall be as appears in the Articles of Incorporation of the Surviving Corporation as amended and as hereinafter set forth.
     3.  The Articles of Incorporation of the Surviving Corporation as amended, shall on the effective date of the merger be further amended to read as herein set forth in full:
ARTICLES OF INCORPORATION
OF
SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO

ONE: NAME
     The name of this corporation is:
          SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO.
TWO: PURPOSES
     The purposes for which this corporation is formed are:
     (a) To engage in the business of manufacturing and distributing Seven Up and other non-alcoholic beverages. This is the specific business in which the corporation is primarily to engage;
     (b) To engage in any one or more other businesses or transactions which the Board of Directors of this corporation may from time to time authorise or approve, whether related or unrelated to the business described in (a) above or any other business then or theretofore done by this corporation;
     (c) To exercise any and all rights and powers which a corporation may now or hereafter exercise;
     (d) To act as principal, agent, joint venturer, partner, or in any other capacity which may be authorized or approved by the Board of Directors of this corporation; and
     (e) To transact business in the State of California or in any other jurisdiction of the United States of America or elsewhere in the world.
     The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause but shall be regarded as independent purposes and powers.
THREE: PRINCIPAL OFFICE
     The City and County in the State of California where the principal office for the transaction of business of this corporation is to be located is the City and County of San Francisco.
FOUR: AUTHORIZED STOCK
     This corporation is authorized to issue only one class of shares of stock; the total number of shares which this corporation shall have authority to issue fifteen thousand (15,000) shares and the aggregate par value of all shares shall be One Million Five Hundred Thousand Dollars ($1,500,00.00) and the par value of each of such shares shall be One Hundred Dollars ($100.00). Upon the amendment of this Article to read as hereinabove set forth each outstanding common share of a par value of $100.00 is reconstituted into one share of $100.00 par common stock and preferred stock previously authorized but unissued is eliminated.
FIVE: DIRECTORS
     The number of directors of this corporation shall be three (3) unless and until changed in the By-Laws of this corporation. The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

Name	Address
Clyde C. Sherwood	645 Stockton Street
San Francisco, California
Camille M. Camp	787 — 14th Street
San Francisco, California

Name	Address
Lorna Rose	1790 Jackson Street
San Francisco, California
          IN WITNESS WHEREOF, for the purposes of forming this corporation under the laws of the State of California, we, the undersigned, constituting the incorporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation, this 6th day of August, 1946.

/s/ CLYDE C. SHERWOOD
CLYDE C. SHERWOOD

/s/ CAMILLE M. CAMP
CAMILLE M. CAMP

/s/ LORNA ROSE
LORNA ROSE

STATE OF CALIFORNIA,	)
	)	ss.
CITY AND COUNTY OF SAN FRANCISCO	)
          On this 6th day of August, 1946, before me, LOUIS WIENER, a Notary Public in and for the said City and County and State, residing therein, duly commissioned and sworn, personally appeared CLYDE C. SHERWOOD, CAMILLE M. CAMP and LORNA ROSE, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.
          WITNESS my hand and Official Seal.

/s/ LOUIS WIENER
(SEAL)	Notary Public in and for the City
and County of San Francisco, State of California.

     4. The Bylaws of Seven Up Bottling Company of San Francisco, as in effect on the affective date, shall be the bylaws of the Surviving Corporation until the same shall be altered, amended, or repealed, or until new bylaws are adopted as provided therein.
     5. The names and addresses of the persons who shall constitue the Board of Directors of the Surviving Corporation, and who shall hold office until the first annual meeting of the shareholders of the Surviving Corporation are as follows:

Name	Address
W. H. Easley	170 San Anselmo Avenue
San Francisco, California

Margaret A. Easley	170 San Anselmo Avenue
San Francisco, California

Clyde C. Sherwood	1050 North Point Street
San Francisco, California
     6. The method of converting the shares of the constituent corporation into shares of the Surviving Corporation shall be as follows:
     (a) Each share of common stock of the par value of One Hundred Dollars ($100.00) per share of Seven Up Bottling Company of San Francisco, issued and outstanding on the effective date of the merger shall continue to be one share of common stock of the par value of One Hundred Dollars ($100.00) per share of the Surviving corporation, and
     (b) Each share of common stock of the par value of One Hundred Dollars ($100.00) per share of Seven Up Bottling Company of Oakland, issued and outstanding on the effective date of the merger shall be changed and converted into one share of common stock, of the par value of One Hundred Dollars ($100.00) per share of the Surviving Corporation, which shares of common stock of the Surviving Corporation shall thereupon be issued and outstanding, provided, however, that no fractional shares of the Surviving Corporation shall be issued, and in lieu of the issuance of fractional shares to which any holder of the common stock of Seven Up Bottling Company of Oakland would otherwise be entitled as a result of the conversion, a payment in cash shall be made equal to the value of such fraction, based upon the market value of such common stock on the effective date.
     (c) All and any shares of common stock of Seven Up Bottling Company of Oakland held by Seven Up Bottling Company of Oakland in its treasury on the effective date of the merger shall forthwith be surrendered to the Surviving Corporation for cancellation, and no shares of the Surviving Corporation shall be issued or issuable in respect thereof.
     (d) After the effective date of the merger holders of shares certificates of common stock in Seven Up Bottling Company of Oakland shall surrender them to the Surviving Corporation, or its duly appointed agent, in such manner as the Surviving Corporation shall legally require. Upon receipt of said share certificate, the Surviving Corporation shall issue in exchange therefore a certificate of shares of common stock in Surviving Corporation representing the number of shares of such stock to which such holder shall be entitled as hereinabove set forth.
     (e) In addition such shareholder shall be entitled to receive any dividends on such shares of common stock of Surviving Corporation which may have been declared and paid between the effective date of the merger and the issuance to such shareholder of the certificates of such common stock. Holders of certificates of common stock of Seven Up Bottling Company of Oakland shall not be entitled to dividends payable upon shares of stock in Surviving Corporation unless and until said shareholders of such certificates have been issued certificates of common stock in Surviving Corporation as hereinabove provided.
     7. Neither Seven Up Bottling Company of Oakland nor Seven Up Bottling Company of San Francisco, the Surviving Corporation shall, prior to the effective date of the merger, engage in any activity or transaction other than in the ordinary course of business, except as contemplated by this agreement.
     8. This merger agreement shall be submitted to the shareholders of the constituent corporation for their approval in the manner provided by the applicable laws of the State of California, at a meeting to be held at such time as the Board of Directors of the constituent corporation shall agree. After approval by the vote or written consent of the holders of not less than two-thirds of the issued and outstanding shares of each corporation, the Agreement of Merger shall be filed as required by the laws of the Sate of California, the merger being effective when the Agreement and Certificates of each corporation are filed in the office of the Secretary of State of the State of California.
     9. The directors of either constituent corporation may, in their discretion, abandon this merger, subject to the rights of third parties under and contracts relating thereto, without further action or approval by the shareholders of the corporation, at any time before the merger has been completed.

          This Agreement of Merger may be executed in any number of counterparts, and all such counterparts and copies shall be and constitute an original instrument.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be executed by their respective officers thereunto duly authorized and have caused their respective corporate seals to be impressed hereon this 12th day of October, 1973.

SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO

By:	/s/ W. H. EASLEY
W. H. Easley, President

By:	/s/ CLYDE C. SHERWOOD
Clyde C. Sherwood, Secretary

SEVEN UP BOTTLING COMPANY OF OAKLAND

By:	/s/ W. H. EASLEY
W. H. Easley, President

By:	/s/ CLYDE C. SHERWOOD
Clyde C. Sherwood, Secretary

(NOTARY STAMP AND SEAL)
STATE OF CALIFORNIA  ) ss.
County of Marin                  )
On this 29th day of November in the year one thousand nine hundred and seventy three before me, Corrine V. Land a Notary Public in and for the County of Marin, State of California, residing therein, duly commissioned and sworn, personally appeared W. H. Easley and Clyde C. Sherwood known to me to be the president and secretary respectively of Seven Up Bottling Company of San Francisco, the corporation that executed the within instrument and also known to me to be the persons who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.
IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal in the County of Marin the day and year in this certificate first above written. Corrine V. Land, Notary Public in and for the County of Marin, State of California.
My Commission expires Oct. 28, 1974.
STATE OF CALIFORNIA  ) ss.
County of Marin                  )
On this 29th day of November in the year one thousand nine hundred and seventy three before me, Corrine V. Land a Notary Public in and for the County of Marin, State of California, residing therein, duly commissioned and sworn, personally appeared W. H. Easley and Clyde C. Sherwood known to me to be the president and secretary respectively of Seven Up Bottling Company of Oakland, the corporation that executed the within instrument and also known to me to be the persons who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the same.
IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal in the County of Marin the day and year in this certificate first above written. Corrine V. Land, Notary Public in and for the County of Marin, State of California.
My Commission expires Oct. 28, 1974.
(NOTARY STAMP AND SEAL)